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                                                                       Exhibit 9
                                    THE PLAN


     PURPOSE OF THE PLAN. The Daka International, Inc. Senior Executive Stock Option Plan (the "Plan") is designed to provide an incentive to certain senior executive officers of Daka International, Inc., a Delaware corporation (the "Company"), through the opportunity to acquire shares of Common Stock under the Plan. The Plan will terminate on January 17, 2002. The Plan is not subject to any provisions of ERISA.

     ADMINISTRATION. The Plan is administered by the Board of Directors of the Company, acting as a committee of the whole. Participants may obtain further information about the Plan from the Company at 55 Ferncoft Road, Danvers, Massachusetts 01923. The telephone number of the Company is (508) 774-9115.

     PARTICIPANTS. Participants were selected by the Board of Directors from among the senior executive officers of the Company. The names of these senior executive officers and the number of options to be granted to each of them on January 17, 1992 are set forth in the table below:


              Name                              Options
              ----                              -------

     William H. Baumhauer                      138,000
     David N. Terhune                           38,000
     David G. Parker                            38,000
     Charles W. Redepenning, Jr.                18,000
     Ronald Cohen                               18,000
                                              --------
              Total:                           250,000

     No additional options will be granted.

     NUMBER OF SHARES. The total number of shares of Common Stock, par value $0.01 per share, which may be issued under options granted pursuant to the Plan will not exceed 250,000. Shares subject to the Plan will be authorized but unissued shares. If any stock option granted hereunder is surrendered before exercise, lapses without exercise, or for any other reason ceases to be exercisable, the shares reserved for issuance upon exercise thereof shall not be available for the further granting of options under the Plan. The Company will receive all of the proceeds from the exercise of options granted under the Plan.

     STOCK ADJUSTMENTS. In the event that the outstanding shares of the Company's Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in stock of the class which is subject to this Plan, appropriate adjustment in the number and kind of shares as to which options may be granted and as to which options or portions thereof then unexercised shall be exercisable shall be made to the end that the proportionate number of shares or other

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securities as to which options may be granted and the option holder's proportionate interest under outstanding options shall be maintained as before the occurrence of such event.

     OPTION PRICE. The initial option exercise price is $4.50 per share, subject to adjustment.

     TERMS OF OPTIONS. The options granted under the Plan will vest ratably over a five-year period, commencing on the date of grant. Notwithstanding the foregoing, all options shall vest immediately upon the termination of the employment of the grantee with the Company without Cause, upon the death of the grantee, in the event that William H. Baumhauer or Allen R. Maxwell cease to be directors of the Company (other than by reason of death or voluntary resignation), or there occurs any sale or issuance or series of sales and/or issuances of Common Stock by the Company or any holders thereof which results in any person or group of persons (as the term "group" is used in the Securities Exchange Act of 1934, as amended) owning more than 50% of the Common Stock outstanding at the time of such sale or issuance or series of sales and/or issuances, or a merger in which the Company is not the survivor, a consolidation, sale of all or substantially all of the assets of the Company. Except as otherwise provided in each grantee's option agreement, each vested option may be exercised at any time or from time to time, in whole or in part, on or prior to January 17, 2002 (the "Termination Date"). For purposes of this Plan, the term "Cause" shall mean (1) grantee's theft from or fraud upon the Company, or (2) grantee's conviction of a felony.

     LISTING AND REGISTRATION. The Company, in its discretion, may postpone the issuance and delivery of shares upon any exercise of an option until completion of such stock exchange listing, or registration or other qualification of such shares under any state or federal law, rule or regulation as the Company may consider appropriate; and the Company may require any person exercising an option to make such representations and furnish such information as it considers appropriate in connection with the issuance of the shares in compliance with applicable law, including, without limitation, federal or state laws regulating the sale or issuance of securities.

     FORM OF OPTIONS AND CONDITIONS TO THEIR EXERCISE. The options by their terms will provide that they will not be transferable by the grantee, otherwise than by will or the laws of descent and distribution and that each is exercisable, during the lifetime of the grantee, only by him.

     RESALE OF COMMON STOCK. The participants are deemed to be "affiliates" of the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). "Affiliates" may generally sell shares acquired under the Plan only by compliance with the applicable requirements of Rule 144 under the Act (other than the two-year holding period requirement of Rule 144) or pursuant to a reoffering prospectus or other registration statement filed by the Company under the Act, if such a prospectus or other registration statement is so filed and becomes effective under the Securities Act of 1933, as amended. An "affiliate" is a person who directly or indirectly controls, or is controlled by, or is under common control with, the Company. Furthermore, the directors and officers of the

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Company and any holder of more than 10% of the Common Stock may be liable pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the Company for certain amounts realized upon the purchase and sale or sale and purchase of any shares of Common Stock within any period of less than six months. The participants should consult counsel for additional information regarding impediments with respect to their purchase and sale of Common Stock. No part of the proceeds of any such resales will go to the Company.

     FEDERAL INCOME TAX CONSEQUENCES. The Plan is a non-qualified stock option plan for federal income tax purposes, and the options are not intended to qualify as incentive stock options. The taxability of such stock options is governed by Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"). The participants should not be taxed upon the grant of such stock option because such stock option, which will not be actively traded on an established market, has no readily ascertainable fair market value. On the other hand, upon exercise of the options, the participants will be treated as receiving compensation taxable as ordinary income equal to the "spread" between the fair market value of the acquired Common Stock at the time of exercise and the exercise price. If a participant, who receives Common Stock upon exercise of such stock option, is subject to the rules of Section 16(b) of the Securities and Exchange Act of 1934 relating to short-term sales by "insiders," there may be an automatic postponement of taxation after exercise under Section 83(c)(3) of the Code until the restrictions of Section 16(b) lapse (such restrictions should lapse within a period of six (6) months from the date of grant NOT the date of exercise), unless such officer elects under Section 83(b) of the Code (within 30 days of exercise) to recognize the gain, if any, at the time of exercise.

     Generally, the Company will be entitled to a tax deduction equivalent to the compensation income recognized by an Optionee. Since these options have no readily ascertainable fair market value, the Company will not be entitled to a tax deduction on the date of their issuance. Nevertheless, to the extent an Optionee recognizes compensation income at the date of exercise, the Company should be entitled to a corresponding deduction, provided such amount constitutes reasonable compensation and is an ordinary and necessary business expense.




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